Exhibit 99.1

Financial Information

On April 14, 2026, BeOne Medicines Ltd. (the “Company”) filed its 2025 Annual Report (the “STAR Annual Report”) with the Science and Technology Innovation Board (the “STAR Market”) of the Shanghai Stock Exchange, which was prepared in accordance with the listing rules of the STAR Market and the applicable securities laws and regulations of the Peoples’ Republic of China (the “PRC” and the “PRC Securities Laws”). The STAR Annual Report is available to the public in Chinese language only on the website maintained by the Shanghai Stock Exchange at www.sse.com.cn.

As required by the PRC Securities Laws, the STAR Annual Report contains additional financial information of the Company’s gross profit margin ratio, research and development expenses allocated by key products and other research and development projects and production, sales and inventory stock units for the year ended December 31, 2025 (the “Reporting Period”), prepared in accordance with the China Accounting Standards for Business Enterprises – Basic Standard (“CAS”) and other applicable PRC accounting rules, guidance and interpretations (together with CAS, “PRC GAAP”), including but not limited to the China Securities Regulatory Commission's Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 15 – General Rules for Financial Statement (2023 revised), and Compilation Rule for Information Disclosure by Companies Offering Securities to the Public No. 24-Special Provisions on Information Disclosure in Financial Statements of Pilot Innovative Red-chip Companies on the Sci-Tech Innovation Board.  The key differences between such financial information prepared in accordance with PRC GAAP and those prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for the Reporting Period, which was previously filed with the U.S. Securities and Exchange Commission, are summarized below.

Key Differences between U.S. GAAP and PRC GAAP

Share-based Compensation

Under U.S. GAAP, the Company elects to recognize share-based compensation expenses using the straight-line method for all employee equity awards granted with graded vesting based on service conditions, provided that the amount of compensation cost recognized at any date is at least equal to the portion of the grant-date value of the options that are vested as of that date.

Under PRC GAAP, the Company recognizes share-based compensation expense using the accelerated method for all employee equity awards granted with graded vesting.

Under PRC GAAP, the excess tax benefit resulting from the pre-tax deductible amount arising from U.S. employee share-based payments over the cumulative share-based payment-related expenses recognized for accounting purposes should be recorded in shareholders’ equity rather than in current income tax expenses/benefits under U.S. GAAP.

Leasing

Under U.S. GAAP, as a lessee, the Company recognizes a lease liability based on the present value of the total remaining lease payments, and a corresponding right-of-use assets. The Company subsequently recognizes operating lease expenses on a straight-line basis over the lease term.

PRC GAAP requires lessees to present interest expenses on the lease liability and depreciation on the right-of-use assets separately in the statements of operations. The combination of a straight-line depreciation of the right-of-use assets and the effective interest rate method applied to the lease liability will result in a higher total charge to profit or loss in the initial years of the leases and decreasing expenses during the latter part of the lease term.

Transfer of royalties from collaborative arrangement

The Group is engaged in collaborative drug development and is entitled to receive royalty revenue from drug sales during the collaboration period. In 2025, the Group transferred its royalty rights to an independent third party for a fixed upfront cash consideration.

Under U.S. GAAP, the Company records upfront payments received from the sale of future royalties as a liability. Royalty payments made to the purchaser are recorded as a reduction of the liability or accrued interest. The Company accounts for the associated interest expense under the effective interest rate method, while continuing to recognize the full amount of royalty revenue in the period in which the counterparty sells the related product and recognizes the related revenue. The Company calculates the liability related to the sale of future royalties, effective interest rate and the related interest expense using the current estimate of anticipated future royalty payments under the arrangement, which is periodically reassessed based on internal projections of future royalty revenues and information from partners who are responsible for commercializing the medicines. If there is a material change in the estimate, the Company will prospectively adjust the effective interest rate and the related interest expense.

Under PRC GAAP, the upfront cash consideration is recorded as deferred revenue with incorporation of financing component adjustments and is amortized over the collaboration period with corresponding financing costs recognized systematically. Subsequent royalty collections and payments are accounted for through receivables and payables..

Gross Profit Margin Ratio

As required by the PRC Securities Laws, the 2025 STAR Annual Report contained financial information regarding gross profit margin ratio by region, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

	For the year ended December 31, 2025			For the year ended December 31, 2024
By Region	Revenue	COGS	Gross Margin ratio	Revenue	COGS	Gross Margin ratio
China	1,679,531	560,143	66.6%	1,411,307	524,220	62.9%
Ex-China	3,663,502	108,397	97.0%	2,398,934	69,869	97.1%
Total	5,343,033	668,540	-	3,810,241	594,089	-

Research and Development Expenses Allocated by Key Products and Other R&D Projects

As required by the PRC Securities Laws, the 2025 STAR Annual Report contains financial information regarding the research and development (“R&D”) expenses allocated by key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below. Amounts reported herein are stated in thousands of U.S. dollars.

Pipeline Products/ Projects	For the year ended December 31, 2025	For the year ended December 31, 2024
BRUKINSA® (zanubrutinib, BTK inhibitor)	97,646	129,226
TEVIMBRA® (tislelizumab, PD-1 mAb)	56,178	68,684
Sonrotoclax (BCL2 Inhibitor)	176,716	99,939
BGB-16673 (BTK-targeted CDAC)	93,801	20,380
BGB-43395 (CDK4 Inhibitor)	17,970	6,078
Other R&D projects	311,557	215,139
R&D collaboration projects	104,852	189,214
Subtotal of external R&D expenses	858,720	728,660
Subtotal of internal R&D expenses	1,287,148	1,224,635
Total	2,145,868	1,953,295

Production, Sales and Inventory Stock Units

As required by the PRC Securities Laws, the 2025 STAR Annual Report contained financial information regarding the production, sales and inventory stock units of key products, which was prepared in accordance with PRC GAAP. The corresponding financial information prepared in accordance with U.S. GAAP is presented below.

Item	Unit	Production or purchase quantity for the year ended December 31, 2025	Sales quantity for the year ended December 31, 2025	Stock quantity as of December 31, 2025
Key products	vials	6,268,800	5,996,100	2,912,600